Exhibit 99.1

Ask Jeeves UK Selects Google as Sponsored Links Provider
Agreement Provides Google’s Advertisers Access to Ask Jeeves’ Growing UK Audience

LONDON, May 16 — Ask Jeeves UK, a property of Ask Jeeves®, Inc. (Nasdaq: ASKJ - News), today announced it has selected Google as the exclusive third-party provider of its sponsored links on Ask.co.uk. The Google AdWords™ program will complement Ask Jeeves UK’s own suite of advertising products, including its branded advertising and paid inclusion products. For Google, the agreement extends the reach of its AdWords advertising program to Ask Jeeves UK’s 6.6 million unique users, which represent 21 percent of the search audience in the United Kingdom. Google is also the sponsored links provider for Ask Jeeves’ U.S. properties, including Ask.com® and Teoma.com™.

“The strength of the search advertising market, along with the value of our search traffic, resulted in lively competition for our UK business,” said Adrian Cox, chief executive officer of Ask Jeeves UK. “The performance of the Google program on Ask.com, coupled with the rapid growth of the AdWords advertiser base in the UK, make Google a valuable partner. We look forward to working with Google to continue to develop the paid listings market over the coming years.”

Ask Jeeves UK, which is the 11th most visited Internet property in the UK, uses advanced search technologies, intuitive design and highly relevant results to deliver a responsive search experience that is unique in the market. The search site will use Google’s AdWords program to feature advertiser listings on Ask.co.uk ranked by relevancy and Google’s proprietary bidding system. Similar to the U.S. terms, Ask Jeeves and Google will share the revenue to be generated from Google’s advertisements on Ask Jeeves UK’s search site.

“With the addition of Ask Jeeves to our fast-growing network of distribution partners in Europe, the Google AdWords program now reaches 63 percent of the online population in the UK,” said Omid Kordestani, senior vice president of Worldwide Sales and Operations at Google. “This partnership provides our advertisers with the ability to reach millions of consumers right at the moment they are searching for useful information.”

Similar to Ask Jeeves’ U.S. Web properties, Ask.co.uk will continue to be powered by Ask Jeeves’ proprietary Teoma search technology and proprietary natural language and popularity technologies. Google’s advertisers will be featured in the top three listings of the Ask Jeeves UK results pages under the section titled “Websites I can show you” and will be labeled as sponsored.

About Ask Jeeves UK

Launched in February 2000, Ask Jeeves UK has become a leading Web site in the United Kingdom. Ask.co.uk provides Internet Users with a fast, resourceful search experience that helps them find what they are looking for quickly and easily. Ask Jeeves UK is a wholly owned subsidiary of Ask Jeeves, Inc.

For more information, visit www.ask.co.uk or call +44-0-20-7421-1651.

About Ask Jeeves, Inc.

Ask Jeeves, Inc. is a leading provider of Web-wide search technologies. These technologies are offered through two business units: Web Properties and Jeeves Solutions®. Ask Jeeves Web Properties provides consumers with authoritative and fast ways to find relevant information to their everyday searches. Web Properties deploys its search technologies on Ask Jeeves (Ask.com and Ask.co.uk), Teoma.com, and Ask Jeeves for Kids (AJKids.com). In addition to its Web sites, Ask Jeeves Web Properties syndicates its monetized search technology and advertising units to a network of affiliate partners. Jeeves Solutions is a leading provider of enterprise search software that delivers essential customer intelligence to more than forty corporate customers including British Telecom, Ford, Nestle, Visa and Nike, as well as government Users including the State of Washington. Ask Jeeves is based in Emeryville, California, with offices in New York, Boston, New Jersey, Los Angeles and London.

For more information, visit www.AskJeevesInc.com or call 510-985-7400.

About Google

Google’s innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top web property in all major global markets. Google’s targeted advertising program, which is the largest and fastest growing in the industry, provides businesses of all sizes with measurable results, while enhancing the overall web experience for users. Google is headquartered in Silicon Valley with offices throughout North America, Europe, and Asia. For more information, visit www.google.com or www.google.co.uk

NOTE: Ask Jeeves, Ask.com and Teoma are registered trademarks of Ask Jeeves, Inc. Ask.co.uk and Teoma.com are trademarks of Ask Jeeves, Inc. Google is a trademark of Google Technology Inc. All other company and product names may be trademarks of the respective companies with which they are associated.